Exhibit 99.1

N e w s R e l e a s e QUICKSILVER GAS SERVICES LP 777 West Rosedale Street Fort Worth, TX 76104 www.kgslp.com

Quicksilver Gas Services LP Acquires Lake Arlington Dry System

FORT WORTH, TEXAS, December 8, 2008 – Quicksilver Gas Services LP (NYSE Arca: KGS) announced that it has completed the purchase of the Lake Arlington Dry System, the midstream gathering and compression assets located in Tarrant County, Texas, from Quicksilver Resources Inc. for $42 million.  The purchase was funded through draws on the company’s senior secured credit facility.

Total commitments on the company’s senior secured revolving credit facility of $235 million are subject to a borrowing limitation imposed by financial covenants which currently limit borrowing capacity to approximately $204 million.  The company currently has approximately $160 million drawn on the facility.

About Quicksilver Gas Services

Quicksilver Gas Services LP is a midstream master limited partnership engaged in the business of gathering and processing natural gas produced from the Barnett Shale formation in the Fort Worth Basin in north Texas.  Headquartered in Fort Worth, the company’s predecessors began operations in 2004 to provide midstream services primarily to Quicksilver Resources Inc.  For more information about Quicksilver Gas Services, visit www.kgslp.com.

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Investor and Media Contact:
Rick Buterbaugh
817-665-4835

KGS 08-12

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